Exhibit 1.02

CERNER CORPORATION

Conflict Minerals Report
For the reporting period from January 1, 2013 to December 31, 2013

This Conflict Minerals Report (this "Report") of Cerner Corporation and its consolidated subsidiaries (the "Company") has been prepared pursuant to Rule 13p-1 (the "Rule") promulgated by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products, and “Conflict Minerals” originating in the “Covered Countries” are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the "Conflict Minerals," are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The "Covered Countries" for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

The process of determining whether the Rule applies to a particular registrant is highly complex and involves many subjective determinations that are necessarily dependent upon the particular facts and circumstances of the registrant's business and products. For instance, under applicable SEC guidance, the determination as to whether a registrant has "contracted to manufacture a product" depends upon the degree of influence of the registrant over the manufacturing of the product, the analysis of which is necessarily subjective in nature. Similarly, SEC guidance directs registrants to make a facts-and-circumstances determination as to whether a Conflict Mineral is "necessary to the functionality or production of a product." The Company has conducted a good faith and reasonable analysis as to the application of the Rule to the Company's business and products based upon available SEC guidance. As a result of this analysis, the Company has determined that certain of its operations described below may be deemed to manufacture, or contract to manufacture, products that are believed to contain Conflict Minerals that may be necessary to the functionality or production of those products for purposes of the Rule. The Company's determinations with respect to the products described in this Report for the reporting period covered hereby, or for future Company products, may change in subsequent reporting periods as a result of changes in the facts and circumstances of the Company's business or products, future SEC guidance interpreting the application of the Rule or evolving consensus or industry standards regarding the interpretation and implementation of the Rule.

Description of the Company's Products Covered by this Report

This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2013.

These products, which are referred to in the Report collectively as the "Covered Products," are the following:

•
Various robotic devices that automate clinical laboratories (i.e. open automation track systems) and move samples through the laboratory. The Company designs the open automation tracks and assembles generic component parts to form the open automation track systems.

•
RxStation® is an automated dispensing cabinet for medications in a hospital setting. The Company contracts with a third party to manufacture the RxStation, which is designed specifically for the Company.

•
Connectivity engines that are utilized to enable medical device connectivity. The designs are third party designs that include a custom plastic enclosure and additional USB ports, which are manufactured specifically for the Company.

Exhibit 1.02

•	Custom device adaptors that are contracted to be manufactured by third parties for various applications.

The Company's Reasonable Country of Origin Inquiry and Due Diligence Process

The Company has conducted a good faith reasonable country of origin inquiry regarding the Conflict Minerals used in the products it manufactures or contracts to manufacture. The good faith reasonable country of origin inquiry was reasonably designed to determine whether any of such Conflict Minerals originated in the Covered Countries and whether any such Conflict Minerals may be from recycled or scrap sources. The Company also exercised due diligence on the source and chain of custody of the Conflict Minerals to the extent such information was available. The Company's due diligence measures were designed to conform to the framework in the Organisation for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the "OECD Guidance").

The Company has adopted a policy relating to Conflict Minerals (the "Policy"), which is publicly available on the Company's website. The Policy states that the Company supports efforts to end the human suffering associated with mining in the Covered Countries and is committed to meeting the regulatory requirements that seek to eradicate this suffering. In addition, the Company supports greater transparency with regard to the supply chain and expects its suppliers to utilize Conflict Minerals from sources that are identified as DRC Conflict Free. The term DRC Conflict Free, as defined in the Rule, encompasses products that do not contain Conflict Minerals that directly or indirectly finance or benefit armed groups in the Covered Countries. All suppliers are expected to, among other things, implement and communicate policies that are consistent with our policy and provide timely and accurate information regarding the source of Conflict Minerals in the supply chain and the steps that have been taken to determine whether such products and materials are DRC Conflict Free.

The supply chain with respect to the Covered Products is complex, and there are many third parties between the ultimate manufacture of the Covered Products and the original sources of Conflict Minerals. In this regard, the Company does not purchase Conflict Minerals directly from mines, smelters or refiners. It must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are included in Covered Products. Moreover, the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore has taken the steps described below to identify the applicable smelters and refiners of Conflict Minerals in the Company's supply chain.

The Company's due diligence efforts began shortly after the SEC released the final Rule in the fall of 2012 and continued through the date of this Form SD and Conflict Minerals Report. The purpose of the Company's due diligence is to determine (i) the origin and chain of custody of the Conflict Minerals, and (ii) whether the Conflict Minerals financed or benefited armed groups in the Covered Countries.

OECD Guidance suggests structuring internal management systems to support supply chain due diligence. In this regard, the Company identified and engaged appropriate Company personnel to comprise a core team assigned with the responsibility to oversee and carry out due diligence procedures with respect to the Rule. The team responsible for the Company's Conflict Minerals compliance is comprised of representatives from Legal, Finance and the Supplier Contracts Team. For purposes of conducting due diligence, the Company established an organizational structure whereby its business was divided into two distinct groups for the purpose of determining the applicability of the Rule: Cerner Labotix and all other Cerner business. As discussed below, additional Company personnel were identified in each of these groups, and members of the core team communicated and coordinated with these personnel for purposes of carrying out the Company's due diligence.

Through its Cerner Labotix business group, the Company automates clinical laboratories by assembling robotic devices that can move samples through the laboratory. While Cerner Labotix does not manufacture or contract to manufacture any of the generic component parts that are assembled to form the automated laboratory solution to the end user, based on SEC guidance, the Company determined that the Rule may apply to Cerner Labotix because the open laboratory track systems sold to end users are products and the Conflict Minerals contained in the generic

Exhibit 1.02

electronic components may be deemed necessary to the functionality of the products. To help determine the population of Cerner Labotix products and corresponding component parts, the core team engaged various personnel of the Cerner Labotix group, including customer support and engineering personnel.

All other Covered Products fell within the other Cerner business group and consisted of the RxStation, managed by the Company's RxAware products group, and connectivity engines and custom device adaptors, managed by the Company's DeviceWorks products group. Although these Covered Products are manufactured by third parties, the Company determined that the Rule may apply to these products because of the degree of influence the Company has over the manufacturing of these products may be sufficient such that the Company is deemed to have contracted to manufacture the products. To help determine the population of other Cerner business products and corresponding component parts, the core team engaged various personnel within the other Cerner business group, including personnel in accounting, operations and development.

OECD Guidance recommends that a company engage with suppliers in its supply chain to make inquiries about the source of Conflict Minerals, as well as the smelters or refiners used to process the Conflict Minerals. In this regard, the Company established a system of controls and transparency over its supply chain to identify the source of Conflict Minerals, as well as strengthened its engagement with suppliers to assist the Company in undertaking its supply chain due diligence, in each case, as discussed below.

Once the core team identified the complete population of products subject to the Rule, the Company circulated questionnaires and sought to obtain the Conflict Free Sourcing Initiative ("CFSI") Conflict Mineral Reporting Template as adopted by Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (the "EICC Template") from each of the Company’s suppliers associated with the Covered Products. The EICC Template was formulated as a part of industry-supported initiatives, which are contemplated methods for establishing a system of supply chain controls and transparency and identifying and responding to risks in the supply chain under the OECD Guidance.

The questionnaires and the EICC Templates sought representations indicating the facility at which the suppliers' Conflict Minerals were processed and a demonstration that those conflict minerals did not originate in the Covered Countries or came from recycled or scrap sources. As of the date of this report, the Company has received responses from approximately 80% of its suppliers associated with the Covered Products. More than 37% of suppliers confirmed that products supplied to the Company do not contain Conflict Minerals originating in the Covered Countries, or those Conflict Minerals that originated in the Covered Countries originated from facilities that have been certified conflict free by the CFSI. The remaining suppliers indicated that, due to the complexity of the supply chain, their due diligence procedures were not yet complete and they were unable to make such a claim. As a part of its supplier engagement, the core team attempted to contact all suppliers through multiple channels and also obtained information pertaining to the Rule from suppliers' websites where available. The Company reviewed the CFSI website for an acceptable listing of conflict-free certified smelters and processing facilities to confirm the absence of any "red flags" regarding the representations provided by the Company's suppliers. The CFSI certification process is an industry-supported initiative for compliance with supply chain due diligence, which are contemplated methods for identifying and responding to risks in the supply chain and auditing the due diligence practices of smelter and refiners under the OECD Guidance.

Based on the information that was provided by the Company's suppliers and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in the Covered Products included the smelters and refiners listed in the table below. Based on the information obtained pursuant to the due diligence process, the Company does not have sufficient information with respect to the Covered Products to determine the country of origin of the Conflict Minerals in the Covered Products; however, based on the information that has been obtained, the Company has reasonably determined that countries of origin of the Conflict Minerals include the countries listed in the table below.

Exhibit 1.02

List of facilities processing Conflict Minerals for the Covered Products
5N Plus	Chongyi Zhangyuan Tungsten Company	Ganzhou Nonferrous Metals Smelting Company
Acade Noble Metal Corporation	Chugai Mining	Ganzhou Seadragon W&Mo
Afar Electronic Electroplating Company	CIF	Ganzhou Sinda W&Mo
Aida Chemical Industries Company	CNMC (Guangxi) PGMA Company	Gejiu Yunxi Croup Company
AIM	Codelco	Gejiu Zi-Li Metallurgy Company
Air Products	Complejo Metalurico Vinto	Gold Bell Group
Aktyubinsk	Conghua Tantalum & Niobium Smeltery	Grande
Alldyne Powder Technologies	Cookson	Guang Xi Hua Xi Corporation
Allied Materials	Cooper Metal	Guangdong Jinding Gold Company
Almalyk Mining and Metallurgical Complex	Cooperativa dos Fundidores de Cassiterita	GuangXi China Tin
Alta Group	CV DS Jaya Abadi	GuangZHou Jin Ding
Altlantic Metals	CV Duta Putra Bangka	GuangZhouHanyuan Electronic Technology
Amalgamated Metals Corporation	CV Gita Pesona	Gulidov Krasnoyarsk Non-Ferrous Metals Plant
Amalgamet Inc	CV JusTindo	Haiwoo
American Iron and Metal	CV Makmur Jaya	Hana-High Metal
Aoki Labatories	CV Nurjanah	Harima Smelter
Asaka Riken Company	CV Prima Timah Utama	Harmony Gold Refinery
Asarco	CV Serumpun Sebalai	Heesung Catalysts Corporation
Atasay Kuyumculuk Sanayi Ve Ticaret	CV United Smelting	Heesung Metal
ATI Metalworking Products	CWB Materials	Henan Middle Plains Gold Smelter
Aurubis	Dae Kil	Henan Sanmenxia Lingbao City Jinyuan Mining
Baiyin Nonferrous Metals Corporation	Daejin Industries	Henan Zhongyuan Gold Smelter
Bangka	Daeryoung E&C	Hisikari Mine
Batu Hijau Gold/Copper Mining	Dayu Weiliang Tungsten Company	Hitachi
Beijing Oriental Guide Welding Materials	Der Kae Enterprise	HMG
Beijing Zenith Materials	Do Sung Corporation	HQ Metal Products Company
Best Metals	Dongguan Zhong Ju Tin Electronic	Hua Fu Gui
Boliden Mineral AB	E-Chem Enterprise Corporation	Huangguang Tongding Metal Material Company
Buffalo Tungsten	EM Vinto	Huaxi Guangxi Group
Butterworth	Empresa Metallurgica Vinto	Huichang Jinshunda Tin
Cabot	Empressa Nacional de Fundiciones (ENAF)	Huichang Shun Tin Kam Industries
Canfield	ESG Edelmetallservice GmbH & Company	Hunan Chun-Chang Nonferrous Smelting
CapXon(Hongyuan)	Ethiopian Minerals Development Share	Huzhou Cemeted Carbide Works
Caridad	Eximetal	Hwasung CJ Company
Cendres & Métaux	Feinhütte Halsbrücke GmbH	Hyundai-Steel
Central Bank of the DPR of Korea	Fenix Metals	IBF IND Brasilleira de Ferroligas
Central Bank of the Philippines	Fort Wayne Wire Die	IES Technical Sales
ChangChun up-optech	Fuji Metal Mining	IMLI
Chaozhou Xianglu Tungsten Industry	Fujian Nanping	Imperial Zinc
Chengfeng Metals Company	Furukawa Electric Company	Indonesian State Tin Corporation
Chenggong Technology	Galva Metal	Indonesian Tin Inaot
China Minmetals	Gannan Tin Smelter	Inner Mongolia Qiankun Gold and Silver Refinery
China National Gold Group Corporation	Gannon & Scott	Ishihara Chemical Company
China National Non-ferrous	Ganzhou Hongfei W&Mo Materials	Jalan Jenderal Sudirman 51
China Tin Smelter Company	Ganzhou Huaxing Tungsten Company	Japan Mint

Exhibit 1.02

Japan New Metals Co Ltd	Luo Men Ha Si	Posco
Japan Pure Chemical	Maanshan Dongshen Electronic Material Factory	Precious Metal Materials Company
Jau Janq	MCP Metal Specialties	Prioksky
Jean Goldschmidt International	Mentok	PT Alam Lestari Kencana
Jia Lung Corp	Metallic Resources	PT Aneka Tambang (Persero) Tbk
Jiangxi Copper Company	Metallo Chimique	PT Artha Cipta Langgeng
Jiangxi Minmetals Gao'an Non-ferrous Metals	Met-Mex Peñoles	PT Babel Inti Perkasa
Jiangxi Nanshan	Midwest Tungsten Wire Company	PT Babel Surya Alam Lestari
Jiangxi Rare Earth & Rare Metals Tungsten Group	Minicut	PT Bangka Kudai Tin
Jiangxi Tungsten Industry Company	Minmetal	PT Bangka Putra Karya
Jiangxi Yichun	Misue Tin Smelter and Refinery	PT Bangka Timah Utama Sejahtera
Jin Jinyin Refining Company	Mits-Tec Company	PT Bangka Tin Industry
JinDa Metal Company	Mitsubishi Electric Metecs Company	PT Belitung Industri Sejahtera
Jinlong Copper Company	MK Electron	PT BilliTin Makmur Lestari
JM USA	Morigin Company	PT Citralogam Alphasejahtera
JNM	Moscow Special Alloys Processing Plant	PT DS Jaya Abadi
JSC Ekaterinburg Non-Ferrous Metals	Malaysia Smelting Corporation	PT Eunindo Usaha Mandiri
JSC Uralectromed	Muntok Smelter	PT Fang Di MulTindo
JX Nippon Mining & Metals	Murata	PT HP Metals Indonesia
Kai Union Industry and Trade Company	Nadir Metal Rafineri San. Ve Tic.	PT Indra Eramulti Logam Industri
Kaimeng(Gejiu) Industry and Trade Company	Nanchang Cemented Carbide	PT Karimun Mining
Kanfort Industrial (Yantai)	NanChuangshenghua Non-Ferrous Metal Alloy Factory	PT Koba Tin
Kazzinc	Nankang Nanshan Tin Manufactory Company	PT Mitra Stania Prima
Ketabang	Nathan Trotter & Company	PT Panca Mega
King-Tan Tantalum Industry	Navoi Mining and Metallurgical Combinat	PT Putra Karya
Koba	NGHE Tin Non-Ferrous Metal	PT Refined Banka Tin
Koki	Nihon Kagaku Sangyo Company	PT Sariwiguna Binasentosa
Korea Metal	Niihama Nickel Refinery	PT Seirama Tin investment
Korea Poongsan Smelting Corporation	Ningbo Kangqiang	PT Smelting
Kovohute Pribram Nastupnicka	NingHua XingLuoKeng Tungsten Mining	PT Stanindo Inti Perkasa
Kundur	Nippon Filler Metals	PT Sumber Jaya Indah
Kunshan into the Solder Manufacturing	Nitah	PT Supra Sukses Trinusa
Kupol	Nitora	PT Timah Nusantara
Kyocera	Norddeutsche Affinererie AG	PT TIMAH Tbk
Kyoritsu Gokin	North American Tungsten	PT Tinindo Inter Nusa
Kyrgyzaltyn JSC	Novosibirsk	PT Tinindo Internusa
L' azurde Company	Object Management Group	PT Tommy Utama
Laizhou	OJSC Kolyma Refinery	PT Yinchendo Mining Industry
LBMA Recognized Bullion	OM Manufacturing Philippines	Pure Technology
LG-Nikko	Ou Enji (Suzhou) Electronic Chemical Company	PX Precinox
Lingbao Jinyuan Tonghu	Pan Jit	Pynmax
Linwu Xianggui Smelter Company	Pan Pacific Copper Company	Redsun Metal Industries
Liuzhou China Tin	PJ-USA	Rohm And Hass
Liuzhou Huaxi Group Company	PL Timah Tbk	Rui Da Hung
LMS Brasil	Pogo Gold Mining	Saitamaken Irumasi Sayama Ke Hara
London Bullion Market Association	Poongsan	Salzgitter

Exhibit 1.02

Samhwa Non-Ferrorus Metal Industries	Süddeutsche Metallhandels-gesellschaft mbH	United Refining
Samsung	Sumitomo Corporation	Uyemura
Samwon Metals Corporation	Sumitomo Electric Industries	Wieland Werke AG
Sandvik Material Technology	Sundwiger Messingwerk GmbH & Company	Williams Advanced Materials
Schloetter Company	Suzhou Base Electronics Company	Wind Yunnan Nonferrous Metals
Schone Edelmetaal	Suzhou Roiwow Recycle Technology Company	Wuxi Lantronic Electronic Company
SD (Samdok) Metal	Suzhou Xingrui Noble	Wuxi Middle Treasure Materials
Senju Metal Industry	Sylham	Wuxi Yunxi Sanye Solder Factory
SGS Bolivia	Taboca	Xiamen Golden Egret Special Alloy Company
Shandong Gold Mining	Taegutec	Xiamen JInbo Metal Company
Shandong Zhaojin Gold & Silver Refinery	Taicang City Nancang Metal Meterial Company	Xiamen Tungsten Compaany
Shandong Zhaoyuan Zhaojin	Taiwan Total Company	XiHai
Shanghai Gold Exchange	Tai'zhou City Yangtze River Delta Electron	Xin Wang Copper smelter
Shanghai Kyocera Electronics	Talcang City Nankang Metal Materials	Xinhai Rendan Shaoguan Tungsten Company
Shanghai Yuanhao Surface Finishing Company	Talison	XinQian
ShangHai YueQiang Metal Products	Tamura	Xstrata Canada Corporation
ShangQi	Technic Inc.	Xuri
Shantou Xilong Chemical Factory	Thailand Smelting and Refining	Yantai Zhaojin Kanfort Precious Metals
Shen Mao	The Great Wall Gold and Silver Refinery of China	Yidong
Shenghai	The Hutti Gold Mines	Yigeng Tin Industry
Shengmao Technology	The Refinery of Shandong Gold Mining	Yokohama Metal Company
Shenzhen Chemicals & Light Industry	Thousand Island Metal Foil Company	Yoo Chang Metal Inc.
Shenzhen Fu Chun Material Company	TIMA	YTCL
Shenzhen Heng Zhong Industry	Timah Indonesian State Tin Corporation	Yuanhao
Shenzhen HuaQing Trading Company	Tinah	Yunnan Chengfeng
Shinko Electric Industries	Tong Ding Metal Materials	Yunnan Tin Company
Shonan Plant Tanaka Kikinzoku	Tongling Nonferrous Metals Group	Yuntinic Chemical GmnH
Shuer Der Industry	Tongxin	YunXi
Shyolkovsky Factory of Secondary Precious Metals	Torecom	Yutinic Resources
Sichuan Metals & Materials	Totai	ZhaoJin Mining Industry Company
Sincemat Company	Toyo Smelter & Refinery	Zhaoyuan Gold Mine
Sizer Metals PTE	Traxys	Zhe Jiang Guang Yuan Noble Metal Smelting Factory
So Accurate Refining Group	Triumph Northwest	Zhejiang Huangyan Xinqian Electrical Parts Factory
Soft Metals	Tyco	Zhongjin Gold Corporation
Solder Coat Company	U.S.A Kenner	Zhongyuan Gold Smelter
Solnet Metal	UBS AG	Zhuzhou Smelter Group
SPTE	Uniforce	Zijin Mining Group
Substrate	Unit Timah Kundur PT Tambang
12 smelters and refiners use recycled/scrap sources
79 smelters and refiners under the Conflict-Free Smelter Program
Countries of origin for these facilities are believed to include:

Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Canada, Chile, China, Democratic Republic of the Congo, Estonia, Ethiopia, Germany, Hong Kong, India, Indonesia, Italy, Japan, Kazakhstan, Korea, Malaysia, Mexico, Niger, Peru, Philippines, Russia, Rwanda, Singapore, South Africa, Spain, Switzerland, Taiwan, Thailand, Turkey, United Kingdom, United States, Vietnam, Zimbabwe

Exhibit 1.02

As a part of its supplier engagement, and in furtherance of its Conflict Minerals policy and supply chain due diligence efforts, the Company will incorporate a warranty and covenant relating to Conflict Minerals into its supplier contract form agreements. This form warranty will seek to obtain (i) an assertion from the supplier that the products it is supplying to the Company are DRC conflict free, (ii) a covenant that the supplier will track the chain of custody of any Conflict Minerals, and (iii) the supplier's EICC Template. To address any risks posed by future acquisitions, the Company will also include a representation in its form transaction documents relating to conflict minerals and added a request for information relating to the use of Conflict Minerals in any products manufactured or contracted to be manufactured by any target companies in its standard due diligence request.

Conclusion

The Company is far downstream in the supply chain, and therefore relies on its suppliers to gather the appropriate information relating to the Rule. Tracing the origin and chain of custody of Conflict Minerals throughout a global supply chain is a complex process that can only be accomplished with the cooperation and support of a vast number of industries and public and private stakeholders. The Company believes that its reasonable country of origin inquiry was reasonably designed to determine whether the Conflict Minerals contained in the Covered Products originated in the Covered Countries or came from recycled or scrap sources. The Company believes its reasonable country of origin inquiry was performed in good faith and complies with the requirements of the Rule.